Exhibit 99.2

FOR IMMEDIATE RELEASE July 28, 2014

NASDAQ: ONB

oldnational.com

Contacts:

Media:

Kathy A. Schoettlin – (812) 465-7269

Executive Vice President – Communications

Financial Community:

Lynell J. Walton – (812) 464-1366

Senior Vice President – Investor Relations

Old National’s 2nd quarter highlighted by 11.4% annualized organic loan growth (excluding covered loans) and a continued strong loan pipeline

2nd QUARTER HIGHLIGHTS:

•	Earnings of $18.8 million include $6.3 million of pre-tax merger and integration expenses and a $10.5 million pre-tax unfavorable change in indemnification asset

•	Credit quality and capital levels remained strong

•	Tower Bank & Trust Company acquisition and conversion completed

Evansville, Ind. (July 28, 2014) – Today Old National Bancorp (NASDAQ: ONB) reported 2nd quarter 2014 net income of $18.8 million, or $.18 per share. Impacting current quarter results is $6.3 million of pre-tax merger and integration expenses and a $10.5 million unfavorable pre-tax change in the indemnification asset. These results compare to earnings per share of $.26 reported in the 1st quarter of 2014 and earnings per share of $.28 in the 2nd quarter of 2013. Included in 1st quarter 2014 results were $2.5 million of merger and integration expenses and a $7.3 million change in the indemnification asset. Included in 2nd quarter 2013 results were $.9 million of merger and integration expenses and a $1.5 million change in the indemnification asset.

Old National Bancorp’s Board of Directors declared a quarterly cash dividend of $.11 per share on the Company’s outstanding shares. This dividend is payable September 16, 2014, to shareholders of record on September 2, 2014. For purposes of broker trading, the ex-date of the cash dividend is August 28, 2014.

“With nearly $140 million in new loan volume along with a continued strong loan pipeline, and the culmination of our Tower Bank & Trust partnership, this was a quarter defined by growth,” said Old National President & CEO Bob Jones. “It’s worth noting that our current quarter earnings reflect more than $6 million in pre-tax merger and integration expenses. Despite these anticipated costs, this was a quarter that saw Old National continue our growth strategy and build upon the positive momentum of previous quarters.”

Committed to our Strategic Imperatives and 2014 Initiatives

Old National’s continued steady performance and strong credit and capital positions can be attributed to the Company’s unwavering commitment to the following three strategic imperatives: 1. Strengthen the risk profile; 2. Enhance management discipline; and 3. Achieve consistent quality earnings.

Guided by these three strategic imperatives, Old National’s primary initiatives for 2014 are: 1. Continue to grow core revenue; 2. Reduce operating expense; and 3. Transform the franchise into higher-growth markets, all while maintaining a strong credit culture and capital position.

Grow Core Revenue

Balance Sheet and Net Interest Margin

At June 30, 2014, total period-end loans increased $471.8 million to $5.550 billion from $5.079 billion at March 31, 2014. The acquisition of Tower added $355.2 million to June 30 balances while $139.6 million of the increase (excluding covered loans) resulted from organic loan growth occurring across all of Old National’s major loan segments.

On average, total loans increased $310.1 million to $5.380 billion in the 2nd quarter of 2014 compared to $5.070 billion in the 1st quarter of 2014. The acquisition of Tower added $254.2 million to quarterly average balances in the 2nd quarter while organic loan growth contributed $74.8 million. Partially offsetting these increases was an $18.9 million decrease in covered loans during the 2nd quarter of 2014.

Excluding covered loans acquired in the 2011 FDIC-assisted acquisition of Integra Bank, total loans increased $494.9 million to $5.379 billion at June 30, 2014, from $4.884 billion at March 31, 2014. The acquisition of Tower added $355.2 million to June 30, 2014, balances. Importantly, loans in the recently acquired Michigan and Northern Indiana branches grew $23.6 million to $70.0 million at June 30, 2014, from $46.4 million at March 31, 2014.

Total core deposits at June 30, 2014, including demand and interest-bearing deposits, increased $259.2 million to $7.517 billion, compared to the $7.258 billion at March 31, 2014. The acquisition of Tower added $440.4 million to June 30, 2014, period end core deposit balances. On average, total core deposits increased $298.6 million to $7.473 billion during the 2nd quarter of 2014 compared to $7.175 billion during the 1st quarter of 2014. The acquisition of Tower added $285.6 million in average core deposits to 2nd quarter 2014 balances.

Total investments, including money market accounts, increased $246.7 million to $3.456 billion from $3.210 billion at March 31, 2014. The primary driver of this increase can be attributable to the acquisition of Tower. On average, total investments, including money market accounts, increased $143.7 million, to $3.350 billion at June 30, 2014, from $3.207 billion at March 31, 2014.

Old National reported net interest income of $84.5 million in the 2nd quarter of 2014 compared to $83.5 million in the 1st quarter of 2014, and $79.2 million in the 2nd quarter of 2013. Net interest income on a fully taxable equivalent basis was $88.7 million for the 2nd quarter of 2014 and represented a net interest margin on total average earning assets of 4.07%. These results compare to net interest income on a fully taxable equivalent basis of $87.4 million and a margin of 4.22% in the 1st quarter of 2014 and net interest income on a fully taxable equivalent basis of $83.4 million and a margin of 3.97% for the 2nd quarter of 2013. Refer to Tables A and B for Non-GAAP taxable equivalent reconciliations.

The following table presents amounts and basis points related to the accretion of purchase accounting discounts recorded in net interest income during the periods presented from various Old National acquisitions:

($ in millions)	2Q13	2Q13*	1Q14	1Q14*	2Q14	2Q14*
Monroe Bancorp	$1.4	7 bps	$1.2	5 bps	$0.9	4 bps
Integra Bank	6.8	32 bps	9.9	48 bps	12.2	56 bps
Indiana Community Bancorp	6.1	29 bps	6.9	33 bps	3.2	15 bps
Tower Financial	—	—	—	—	1.3	6 bps

Total	$14.3	68 bps	$18.0	86 bps	$17.6	81 bps

*	Represents basis points.

Fees, Service Charges and Other Revenue

Total fees, service charges and other revenue represent an important component of Old National’s revenue stream and amounted to $37.9 million, or 30.5% of the company’s total revenues, for the 2nd quarter of 2014. This compares to $39.9 million in the 1st quarter of 2014 and $44.3 million in the 2nd quarter of 2013. The declines are attributable to a $10.5 million unfavorable change in the indemnification asset relating to the 2011 FDIC-assisted acquisition of Integra Bank reported in the 2nd quarter of 2014, compared to unfavorable changes of $7.3 million and $1.5 million reported in the 1st quarter of 2014 and the 2nd quarter of 2013, respectively. The 1st quarter of 2014 also included $2.4 million of insurance contingency income. The Tower Financial acquisition contributed an additional $1.3 million in fees, service charges and other revenue during the current quarter. Old National’s fee-based businesses of insurance and wealth management saw year-over-year increases from the 2nd quarter of 2013 (exclusive of the contributions from the Tower acquisition) of $.5 million and $.5 million, respectively, while the investments business revenue remained stable.

Reduce Operating Expense

Old National reported total noninterest expenses of $98.1 million in the 2nd quarter of 2014 compared to $88.3 million in the 1st quarter of 2014 and $86.9 million reported in the 2nd quarter of 2013. The Tower Financial acquisition added $2.2 million in operational costs during the current quarter. Included in Old National’s 2nd quarter 2014 noninterest expenses were $6.3 million of merger and integrations charges. This compares to merger and integration charges of $2.5 million and $.9 million incurred by Old National in the 1st quarter of 2014 and the 2nd quarter of 2013, respectively.

Transform the Franchise into Higher-Growth Markets

On April 25, 2014, Old National Bancorp completed its acquisition of Tower Financial Corporation of Fort Wayne, Indiana. The acquisition added $355.2 million of loans (net of a $28.2 million loan mark) and $440.4 million of core deposits to the Old National franchise at June 30, 2014.

On June 4, 2014, Old National announced its intent to acquire Lafayette, Indiana-based LSB Financial Corp in a stock and cash merger. This acquisition will more than double Old National’s presence in an important Indiana community with five banking centers and $368.7 million in total assets as of June 30, 2014.

On July 14, 2014, Old National reported the company had received regulatory approval from the Board of Governors of the Federal Reserve System on the pending acquisition of United. This transaction is expected to close on July 31, 2014, subject to customary closing conditions.

Today, Old National announced its intent to acquire Founders Financial Corporation of Grand Rapids, Michigan in a stock and cash merger. This acquisition will provide an entry point for Old National into the vibrant Grand Rapids market with 4 banking center locations and nearly $466.2 million in total assets as of June 30, 2014.

Maintain a Strong Credit Culture

Old National’s credit quality remained strong, as the Company recorded a provision recapture (negative provision expense) of $.4 million and net charge-offs of $1.0 million in the 2nd quarter of 2014. These results compare to virtually no provision expense and net recoveries of $.4 million, and a provision recapture of $3.7 million and net charge-offs of $.5 million, in the 1st quarter of 2014 and the 2nd quarter of 2013, respectively. Net charge-offs for the 2nd quarter of 2014 were .07% of average total loans on an annualized basis, compared to net recoveries of .03% of average total loans in the 1st quarter of 2014 and net charge-offs of .04% of average total loans in the 2nd quarter of 2013.

Excluding covered loans, Old National’s net charge-offs for the 2nd quarter of 2014 were $.1 million, compared to net recoveries of $.2 million reported in the 1st quarter of 2014 and net charge-offs of $.1 million reported in the 2nd quarter of 2013. Old National recorded provision expense, excluding covered loans, of $1.1 million in the 2nd quarter of 2014, compared to a provision recapture of $.4 million and provision recapture of $3.3 million in the 1st quarter of 2014 and the 2nd quarter of 2013, respectively.

Excluding covered loans, Old National’s allowance for loan losses at June 30, 2014, was $42.5 million, or .79% of total loans, compared to an allowance of $41.5 million, or .85% of total loans at March 31, 2014, and $43.9 million, or .90% of total loans, at June 30, 2013. The coverage of allowance to non-performing loans, excluding covered loans, stood at 36% at June 30, 2014, compared to 40% at March 31, 2014, and 32% at June 30, 2013.

“The second quarter was again a good quarter in terms of credit quality,” said Daryl Moore, Chief Credit Officer. “Net charge-offs continue to be well contained and, although non covered Special Mention and Problem loan totals were higher at quarter’s end, the increase came as a result of the addition of loans from the Tower acquisition.”

The following table presents certain credit quality metrics related to Old National’s loan portfolio:

($ in millions)	2Q13	2Q13*	1Q14	1Q14*	2Q14	2Q14*
Non-Performing Loans (NPLs)	$198.8	$138.5	$132.5	$105.0	$139.5	$118.0
Problem Loans (Including NPLs)	265.9	198.4	200.9	170.5	228.7	203.9
Special Mention Loans	166.8	152.8	119.8	112.3	119.4	112.9
Net Charge-Off Ratio	.04	.01%	(.03)%	(.02)%	.07%	.01%
Provision for Loan Losses	$(3.7)	$(3.3)	$0.0	$(0.4)	$(0.4)	$1.1
Allowance for Loan Losses	49.3	43.9	47.6	41.5	46.2	42.5

*	Excludes covered loans.

Maintain a Strong Capital Position

Maintaining a strong capital position continues to be a top priority as Old National strategically pursues growth opportunities. Old National’s capital position remained above industry requirements at June 30, 2014, with regulatory tier 1 and total risk-based capital ratios of 14.0% and 14.7%, respectively, compared to 14.8% and 15.7% at March 31, 2014, and 14.4% and 15.4% at June 30, 2013. Old National did not repurchase any shares of stock in the open market during the 2nd quarter of 2014.

The following table presents Old National’s risk-based and leverage ratios compared to industry requirements:

	Well Capitalized	ONB at June 30, 2014
Tier 1 Risk-Based Capital Ratio	>6%	14.0%
Total Risk-Based Capital Ratio	>10%	14.7%
Tier 1 Leverage Capital Ratio	>5%	9.3%

At June 30, 2014, Old National’s ratio of tangible common equity to tangible assets was 8.42%, compared to 8.82% at March 31, 2014, and 8.65% at June 30, 2013. Refer to Table 1 for Non-GAAP reconciliations.

About Old National

Old National Bancorp (NASDAQ: ONB) is the largest financial services holding company headquartered in Indiana and, with $10.4 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois, Kentucky and Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

Conference Call

Old National will hold a conference call at 10:00 a.m. Central Time on Monday, July 28, 2014, to discuss 2nd quarter 2014 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 8:00 a.m. Central Time on July 29 through August 12. To access the replay, dial 1-855-859-2056, Conference ID Code 73472033.

Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on Investor Relations at oldnational.com.

Table 1: Non-GAAP Reconciliation-Tangible Equity to Tangible Assets

(end of period balances - $ in millions)	June 30, 2013	March 31, 2014	June 30, 2014
Total Shareholders’ Equity	$1,167.0	$1,185.2	$1,277.3
Deduct: Goodwill and Intangible Assets	(364.4)	(376.8)	(439.3)
Tangible Shareholders’ Equity	$802.6	$808.4	838.1
Total Assets	$9,641.1	$9,544.8	$10,387.9
Add: Trust Overdrafts	.1	—	—
Deduct: Goodwill and Intangible Assets	(364.4)	(376.8)	(439.3)
Tangible Assets	$9,276.7	$9,168.0	$9,948.7
Tangible Equity to Tangible Assets	8.65%	8.82%	8.42%

Additional Information for Shareholders of Founders Financial Corporation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Old National Bancorp (“Old National”) will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of Founders Financial Corporation (“Founders”) and a Prospectus of Old National, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Old National, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Old National at www.oldnational.com under the tab “Investor Relations” and then under the heading “Financial Information.”

Old National and Founders and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Founders in connection with the proposed merger. Information about the directors and executive officers of Old National is set forth in the proxy statement for Old National’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Additional Information for Shareholders of LSB Financial Corp.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Old National Bancorp (“Old National”) has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (Registration Statement No. 333-197258) that includes a preliminary Proxy Statement of LSB Financial Corp. (“LSB”) and a preliminary Prospectus of Old National, as well as other relevant documents concerning the proposed transaction. The SEC declared the Form S-4 Registration Statement effective on July 23, 2014. A definitive Proxy Statement/Prospectus will be mailed to shareholders of LSB. Shareholders are urged to read the Registration Statement and the definitive Proxy Statement/Prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the definitive Proxy Statement/Prospectus (when available), as well as other filings containing information about Old National and LSB, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents (when available), free of charge, from Old National at www.oldnational.com under the tab “Investor Relations” and then under the heading “Financial Information” or from LSB by accessing LSB’s website at www.lsbank.com under the tab “About” and then under the heading “Investor Relations.”

Old National and LSB and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of LSB in connection with the proposed merger. Information about the directors and executive officers of Old National is set forth in the proxy statement for Old National’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2014. Information about the directors and executive officers of LSB is set forth in the proxy statement for LSB’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the expected timing, completion, financial benefits and other effects of the proposed merger between Old National and Founders. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the proposed merger might not be realized within the expected timeframes and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the proposed merger might not be obtained; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s and Founders’ businesses; competition; government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of Old National and Founders to execute their respective business plans (including Old National’s pending acquisitions of Founders, United Bancorp, Inc. and LSB Financial Corp.); changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of our internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this press release and other factors identified in Old National’s Annual Report on Form 10-K and its other periodic filings with the SEC. These forward-looking statements are made only as of the date of this press release, and neither Old National nor Founders undertakes an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this press release.

OLD NATIONAL BANCORP

Financial Highlights (Table A)

	Three-Months Ended
($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	June 30, 2014	March 31, 2014	$ Change	% Change
Income Data:
Net Interest Income	$84,482	$83,478	$1,004	1.2
Taxable Equivalent Adjustment	4,256	3,931	325	8.3
Net Interest Income (FTE)	88,738	87,409	1,329	1.5
Fees, Service Charges and Other Revenues	37,893	39,925	(2,032)	(5.1)
Securities Gains (Losses) (a)	1,689	459	1,230	N/M
Derivative Gains (Losses)	71	179	(108)	(60.3)
Total Revenue (FTE)	128,391	127,972	419	0.3
Provision for Loan Losses	(400)	37	(437)	N/M
Noninterest Expense	98,104	88,252	9,852	11.2
Income before Taxes	30,687	39,683	(8,996)	(22.7)
Provision for Taxes (FTE)	11,914	13,173	(1,259)	(9.6)
Net Income	18,773	26,510	(7,737)	(29.2)

Per Common Share Data: (Diluted) (b)
Net Income	0.18	0.26	(0.08)	(30.8)
Average Diluted Shares Outstanding	104,361	100,325	4,036	4.0
Book Value	12.07	11.84	0.23	1.9
Stock Price	14.28	14.91	(0.63)	(4.2)

Performance Ratios:
Return on Average Assets	0.75%	1.12%	(0.37)%	(33.0)
Return on Average Common Equity (c)	6.00	9.03	(3.03)	(33.6)
Net Interest Margin (FTE)	4.07	4.22	(0.15)	(3.6)
Other Expense to Revenue (Efficiency Ratio) (d)	75.85	67.77	8.08	11.9
Net Charge-offs to Average Loans (e)	0.01	(.02)	0.03	N/M
Reserve for Loan Losses to Ending Loans (e)	0.79	.85	(0.06)	(7.1)
Non-Performing Loans to Ending Loans (e)	2.20	2.15	0.05	2.3

Balance Sheet:
Average Assets	$10,012,474	$9,492,161	$520,313	5.5
End of Period Balances:
Assets	10,387,933	9,544,780	843,153	8.8
Investments	3,435,463	3,192,623	242,840	7.6
Money Market Investments (f)	20,887	17,078	3,809	22.3
Commercial Loans and Leases	1,520,477	1,390,121	130,356	9.4
Commercial Real Estate Loans	1,405,714	1,225,393	180,321	14.7
Consumer Loans	1,162,506	1,074,137	88,369	8.2
Residential Real Estate Loans	1,450,171	1,382,630	67,541	4.9
Residential Real Estate Loans Held for Sale	11,398	6,169	5,229	84.8
Earning Assets	9,006,616	8,288,151	718,465	8.7
Core Deposits (Excluding Brokered CDs)	7,517,440	7,258,162	259,278	3.6
Borrowed Funds (Including Brokered CDs)	1,407,156	916,910	490,246	53.5
Common Shareholders’ Equity	1,277,331	1,185,237	92,094	7.8

(a)	Includes $0 and $100, respectively, for other-than-temporary impairment in 2nd quarter 2014 and 1st quarter 2014.
(b)	Assumes conversion of stock options, restricted stock, and warrants.
(c)	Based on average common shareholders’ equity of $1,250,792 and $1,174,808, respectively, for June 30, 2014, and March 31, 2014.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes residential loans and leases held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP

Financial Highlights (Table B)

	Three-Months Ended June 30
($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	2014	2013	$ Change	% Change
Income Data:
Net Interest Income	$84,482	79,191	$5,291	6.7
Taxable Equivalent Adjustment	4,256	4,243	13	0.3
Net Interest Income (FTE)	88,738	83,434	5,304	6.4
Fees, Service Charges and Other Revenues	37,893	44,311	(6,418)	(14.5)
Securities Gains (Losses) (a)	1,689	1,789	(100)	(5.6)
Derivative Gains (Losses)	71	144	(73)	(50.7)
Total Revenue (FTE)	128,391	129,678	(1,287)	(1.0)
Provision for Loan Losses	(400)	(3,693)	3,293	(89.2)
Noninterest Expense	98,104	86,916	11,188	12.9
Income before Taxes	30,687	46,455	(15,768)	(33.9)
Provision for Taxes (FTE)	11,914	17,977	(6,063)	(33.7)
Net Income	18,773	28,478	(9,705)	(34.1)

Per Common Share Data: (Diluted) (b)
Net Income	0.18	0.28	(0.10)	(35.7)
Average Diluted Shares Outstanding	104,361	101,352	3,009	3.0
Book Value	12.07	11.57	0.50	4.3
Stock Price	14.28	13.83	0.45	3.3

Performance Ratios:
Return on Average Assets	0.75%	1.18%	(0.43)%	(36.4)
Return on Average Common Equity (c)	6.00	9.51	(3.51)	(36.9)
Net Interest Margin (FTE)	4.07	3.97	0.10	2.5
Other Expense to Revenue (Efficiency Ratio) (d)	75.85	66.52	9.33	14.0
Net Charge-offs to Average Loans (e)	0.01	0.01	—	—
Reserve for Loan Losses to Ending Loans (e)	0.79	0.90	(0.11)	(12.2)
Non-Performing Loans to Ending Loans (e)	2.20	2.83	(.63)	(22.3)

Balance Sheet:
Average Assets	$10,012,474	$9,661,408	$351,066	3.6
End of Period Balances:
Assets	10,387,933	9,641,071	746,862	7.7
Investments	3,435,463	3,104,065	331,398	10.7
Money Market Investments (f)	20,887	61,690	(40,803)	(66.1)
Commercial Loans and Leases	1,520,477	1,437,203	83,274	5.8
Commercial Real Estate Loans	1,405,714	1,328,680	77,034	5.8
Consumer Loans	1,162,506	978,691	183,815	18.8
Residential Real Estate Loans	1,450,171	1,431,648	18,523	1.3
Residential Real Estate Loans Held for Sale	11,398	13,572	(2,174)	(16.0)
Financial Leases Held for Sale	0	11,553	(11,553)	(100.0)
Earning Assets	9,006,616	8,367,102	639,514	7.6
Core Deposits (Excluding Brokered CDs)	7,517,440	6,840,093	677,347	9.9
Borrowed Funds (Including Brokered CDs)	1,407,156	1,414,728	(7,572)	(0.5)
Common Shareholders’ Equity	1,277,331	1,166,978	110,353	9.5

(a)	Includes $0 and $0, respectively, for other-than-temporary impairment in 2nd quarter 2014 and 2nd quarter 2013.
(b)	Assumes conversion of stock options, restricted stock, and warrants.
(c)	Based on average common shareholders’ equity of $1,250,792 and $1,197,861 respectively, for 2014 and 2013.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes residential loans and leases held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP

Financial Highlights (Table C)

	Six-Months Ended
($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	June 30, 2014	June 30, 2013	$ Change	% Change
Income Data:
Net Interest Income	$167,960	$158,241	$9,719	6.1
Taxable Equivalent Adjustment	8,187	8,155	32	0.4
Net Interest Income (FTE)	176,147	166,396	9,751	5.9
Fees, Service Charges and Other Revenues	77,818	89,619	(11,801)	(13.2)
Securities Gains (Losses) (a)	2,148	2,808	(660)	(23.5)
Derivative Gains (Losses)	250	132	118	89.4
Total Revenue (FTE)	256,363	258,955	(2,592)	(1.0)
Provision for Loan Losses	(363)	(2,848)	2,485	(87.3)
Noninterest Expense	186,356	177,099	9,257	5.2
Income before Taxes	70,370	84,704	(14,334)	(16.9)
Provision for Taxes (FTE)	25,087	32,281	(7,194)	(22.3)
Net Income	45,283	52,423	(7,140)	(13.6)

Per Common Share Data: (Diluted) (b)
Net Income	0.44	0.52	(0.08)	(15.5)
Average Diluted Shares Outstanding	102,363	101,448	915	0.9
Book Value	12.07	11.57	0.50	4.3
Stock Price	14.28	13.83	0.45	3.3

Performance Ratios:
Return on Average Assets	0.93%	1.10%	(0.17)%	(15.5)
Return on Average Common Equity (c)	7.47	8.75	(1.28)	(14.6)
Net Interest Margin (FTE)	4.14	4.01	0.13	3.2
Other Expense to Revenue (Efficiency Ratio) (d)	71.80	67.44	4.36	6.5
Net Charge-offs to Average Loans (e)	0.00	0.05	(0.05)	(100.0)
Reserve for Loan Losses to Ending Loans (e)	0.79	0.90	(0.11)	(12.2)
Non-Performing Loans to Ending Loans (e)	2.20	2.83	(0.63)	(22.3)

Balance Sheet:
Average Assets	9,753,755	7,568,984	184,771	1.9
End of Period Balances:
Assets	10,387,933	9,641,071	746,862	7.7
Investments	3,435,463	3,104,065	331,398	10.7
Money Market Investments (f)	20,887	61,690	(40,803)	(66.1)
Commercial Loans and Leases	1,520,477	1,437,203	83,274	5.8
Commercial Real Estate Loans	1,405,714	1,328,680	77,034	5.8
Consumer Loans	1,162,506	978,691	183,815	18.8
Residential Real Estate Loans	1,450,171	1,431,648	18,523	1.3
Residential Real Estate Loans Held for Sale	11,398	13,572	(2,174)	(16.0)
Financial Leases Held for Sale	0	11,553	(11,553)	(100.0)
Earning Assets	9,006,616	8,367,102	639,514	7.6
Core Deposits (Excluding Brokered CDs)	7,517,440	6,840,093	677,347	9.9
Borrowed Funds (Including Brokered CDs)	1,407,156	1,414,728	(7,572)	(0.5)
Common Shareholders’ Equity	1,277,331	1,166,978	110,353	9.5

(a)	Includes $100 and $0, respectively, for other-than-temporary impairment in 2014 and 2013.
(b)	Assumes conversion of stock options, restricted stock, and warrants.
(c)	Based on average common shareholders’ equity of $1,213,010 and $1,197,804, respectively, for 2014 and 2013.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes residential loans and leases held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.